Exhibit 5.1

[Unibanco Letterhead]

September 28, 2004

Registration Statement on Form F-4 of
Unibanco-União de Bancos Brasileiros S.A.
(Registration No. 333-117852)

Ladies and Gentlemen:

         I am the General Counsel of Unibanco-União de Bancos Brasileiros S.A., a sociedade anônima organized under the laws of the Federative Republic of Brazil (“Unibanco”). I have acted in such capacity in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), of a Registration Statement on Form F-4 (as amended to the date hereof, the “Registration Statement”), which includes a form of Prospectus (the “Prospectus”) relating to the proposed offering by Unibanco of US$200,000,000 aggregate principal amount of Unibanco’s Step-Up Subordinated Callable Notes due 2013 (the “New Notes”), which are to be registered under the Act pursuant to the Registration Statement, in exchange for an equal principal amount of its outstanding Step-Up Subordinated Callable Notes due 2013 (the “Existing Notes”). The New Notes are to be issued pursuant to the Indenture dated as of December 12, 2003 (the “Indenture”), among Unibanco and The Bank of New York as trustee and paying agent (in such capacities, the “Trustee”).

         In so acting, I have examined certified copies of the Estatuto Social (by-laws) of Unibanco, and originals or certified, conformed or reproduction copies of such agreements, instruments, documents and records of Unibanco and its significant subsidiaries, such certificates of public officials, and such other documents, and have made such investigations of law, as I have deemed necessary or appropriate for the purposes of this opinion. In all such examinations, I have assumed the legal capacity of all natural persons executing documents, the genuineness of all signatures on original or certified copies, the authenticity of all original or certified copies and the conformity to original or certified documents of all copies submitted to me as conformed or reproduction copies. For the purposes of the opinions expressed below, I have relied as to factual matters upon, and assume the accuracy of, the statements made in the certificates of officers of Unibanco and its significant subsidiaries delivered to me and other statements or information of or from public officials and officers and representatives of Unibanco, its significant subsidiaries and others.

         I have also assumed that: (a) except to the extent (if any) that such execution and delivery are governed by the laws of Brazil, Unibanco has duly executed and delivered the Indenture and the New Notes, (b) the Trustee is and has been duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, (c) the Trustee has the power and authority to enter into and perform its obligations under the Indenture, (d) the Indenture has been duly authorized, executed and delivered by the Trustee and is a valid and binding agreement of the Trustee, enforceable against the Trustee in accordance with its terms, and (e) the New Notes have been duly issued, authenticated and delivered by the Trustee in accordance with the terms of the Indenture.

         Based on the foregoing, and subject to the limitations, qualifications and assumptions set forth herein, I am of the opinion that:

1.    Unibanco has been duly organized, is validly existing as a sociedade anônima under the laws of Brazil, has the corporate power and authority to own its property and to conduct its business as described in the Registration Statement and to enter into and perform its obligations, if any, under the Indenture and the New Notes and is duly qualified to transact business in each jurisdiction in which the conduct of its business or its ownership or leasing of property requires such qualification, except to the extent that the failure to be so qualified would not have a Material Adverse Effect.

2. The Indenture has been duly authorized under Brazilian law by Unibanco and, to the extent its execution and delivery are governed by Brazilian law, duly executed and delivered by Unibanco.

3.     The New Notes have been duly authorized by Unibanco and, when duly executed and issued by Unibanco and duly authenticated and delivered by the Trustee in exchange for the Old Notes in accordance with the terms of the Indenture and the exchange offer described in the Registration Statement, will constitute legally issued obligations of Unibanco under Brazilian law.

4.     The issuance of the New Notes by Unibanco and the consummation of the exchange offer as described in the Registration Statement will not conflict with, or give rise to any right to accelerate the maturity or require the prepayment, repurchase or redemption of any indebtedness under, or result in a breach or violation or impositions of any Lien upon any property or assets of Unibanco or any of its significant subsidiaries within the meaning of Item 1-02(w) of Regulation S-X under the Securities Act (each a “Significant Subsidiary”) pursuant to, (i) the Estatuto Social or similar constituent documents of Unibanco or any of its Significant Subsidiaries, (ii) the terms of any indenture, contract, lease, mortgage, deed of trust, note agreement, loan agreement or other agreement, obligation, condition, covenant or instrument to which Unibanco or any of its Significant Subsidiaries is a party or by which Unibanco or any of its Significant Subsidiaries are bound or to which any of their property or assets is subject or (iii) any

Brazilian statute, law, rule, regulation, judgment, order or decree applicable to Unibanco or any of its Significant Subsidiaries, except in the case of clauses (ii) or (iii) such as could not reasonably be expected to have a Material Adverse Effect.

         The opinions set forth in paragraphs 1 through 4 above are subject to the following additional qualifications and assumptions:

(a) The opinions set forth in paragraphs 1 through 4 above are limited to the laws of Brazil as currently in effect.

(b)     The opinions set forth in paragraphs 1 through 4 above are subject to the effects of: (i) bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws now or hereafter in effect affecting creditors’ rights generally; (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity); and (iii) an implied covenant of good faith, reasonableness and fair dealing, and standards of materiality.

(c)     For purposes of the opinions set forth in paragraphs 1 through 4 above, I have reviewed only those statutes, rules and regulations in Brazil that in my experience are normally applicable to transactions of the type contemplated by the exchange offer as described in the Registration Statement.

* * * * *

         I consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of my name under the heading “Legal Opinions” in the Prospectus. In giving such consent, I do not hereby concede that I am within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Márcia M. Freitas de Aguiar

Márcia M. Freitas de Aguiar
General Counsel

3